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                                                                    Exhibit 11.1

METROPOLITAN FINANCIAL CORPORATION: COMPUTATION OF PER SHARE EARNINGS
(Unaudited)

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

                                               Three Months Ended               Six Months Ended
(Amounts in thousands,                    -------------------------------------------------------------
except per share data)                    June 30, 1994   June 30, 1993   June 30, 1994   June 30, 1993
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
PRIMARY:
   Average number of common shares               31,113          29,948          31,078          29,696
    outstanding
   Net effect of dilutive stock
    options/warrants--
      based on the treasury stock method
      using average market price                  1,004           1,488             979           1,518
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                                                 32,117          31,436          32,057          31,214
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Net Income                                      $14,440         $15,154         $26,625         $30,441
Dividends on preferred stock                       (351)           (351)           (703)           (703)
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      NET INCOME APPLICABLE TO COMMON STOCK     $14,089         $14,803         $25,922         $29,738

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      NET INCOME PER SHARE                        $0.44           $0.47           $0.81           $0.95
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FULLY DILUTED:

   Average number of common shares               31,113          29,948          31,078          29,696
    outstanding
   Net effect of dilutive stock
    options/warrants--
      based on the treasury stock method
      using closing market price if higher
      than average market price                   1,004           1,488             979           1,518
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                                                 32,117          31,436          32,057          31,214
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Net income                                      $14,440         $15,154         $26,625         $30,441
Dividends on nonconvertible preferred  stock       (351)           (351)           (703)           (703)
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      NET INCOME APPLICABLE TO COMMON STOCK     $14,089         $14,803         $25,922         $29,738
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      NET INCOME PER SHARE                        $0.44           $0.47           $0.81           $0.95
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